CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Properties, Inc.
tdefazio@dbcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties

Announces Monthly Dividend for March 2013

New York, New York, February 26, 2013— American Realty Capital Properties, Inc. (the “Company”) (NASDAQ: ARCP) announced today that, pursuant to the prior authorization of its board of directors, the Company has declared its fifth consecutive quarterly increase to its annual dividend from $0.895 to $0.900 per share per annum to be paid monthly to stockholders of record at the close of business on the 8th day of each month, payable on the 15th day of such month. Accordingly, the Company’s March 2013 dividend will be paid on March 15, 2013, to stockholders of record at the close of business on March 8, 2013, in an amount equal to $0.07500 per share.

Important Notice

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Stock Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the Company can be found on its website at www.americanrealtycapitalproperties.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@dbcworks.com.